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                                                                    Exhibit 10.2

                                KERAVISION, INC.

                              EMPLOYMENT AGREEMENT

     This Employment Agreement (the "Agreement") is dated as of July 19, 1999, by and between John S. Galantic ("Employee") and KeraVision, Inc., a Delaware corporation (the "Company").

     1. Term of Agreement. This Agreement shall commence on the date hereof and shall have a term of two (2) years (the "Original Term"). This Agreement shall be automatically renewed for one (1) year terms after the expiration of the Original Term, unless otherwise terminated, as provided in the next sentence. This Agreement may be terminated by either party, with or without cause, at the end of the Original Term or any subsequent term on not less than six (6) months advance written notice to the other party.

     2.   Duties.

     (a) Position. Initially, during the Original Term, Employee shall serve the Company as an independent consultant, and shall carry out such assignments in that capacity as he is assigned by the Company's Chairman and Chief Executive Officer. From and after July 27, 1999, and for the remainder of the Original Term and any subsequent term, Employee shall be employed as President and Chief Operating Officer. In such capacity he shall report to and be subject to the direction and control of the Company's Chairman and Chief Executive Officer.

     (b) Obligations to the Company. Employee agrees to the best of his ability and experience that he will at all times loyally and conscientiously perform all of the duties and obligations required of and from Employee pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of Employee's employment relationship with the Company, Employee further agrees that he will devote all of his business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, Employee will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company's Board of Directors, and Employee will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Nothing in this Agreement will prevent Employee from (i) accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on the NASDAQ national market or a national stock exchange; or (ii) discharging his duties to his employer as of the date of this Agreement and winding up his employment with such employer; provided that he commences his full-time duties hereunder no later than August 20, 1999. Employee will comply with and be bound by the Company's operating policies, procedures and practices from time to time in effect during the term of Employee's employment.
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     3.   At-Will Employment.  The Company and Employee acknowledge that
Employee's employment will be at-will, as defined under applicable law, and that Employee's consulting relationship and employment with the Company may be terminated by either party at any time for any or no reason. If Employee's consulting relationship or employment with the Company terminates for any reason, Employee shall not be entitled to any payments, benefits, damages, award or compensation other than as provided in this Agreement or the terms of any compensation or benefit plan, policy or arrangement of the Company. The rights and duties created by this Section 3 may not be modified in any way except by a written agreement executed by the Board of Directors of the Company and Employee.

     4. Compensation. For the duties and services to be performed by Employee hereunder, the Company shall pay Employee, and Employee agrees to accept, the salary, stock options, bonuses and other benefits described below in this
Section 4.

     (a) Salary. During the period that Employee serves as an independent consultant, he shall be entitled to cash compensation, if any, in light of the services provided by him, as specifically agreed by Employee and the Company. During the term of the Employee's employment relationship, Employee shall receive a monthly salary of $18,333.33 which is equivalent to $220,000 on an annualized basis (the "Base Salary"). Employee's Base Salary will be payable in two equal payments per month pursuant to the Company's normal payroll practices. The Base Salary shall be reviewed annually by the Company's Board of Directors or its Compensation Committee, and any increase will be effective as of the date determined appropriate by the Board of Directors or its Compensation Committee.

     (b)  Stock Options, Restricted Stock and Other Incentive Programs.

          (i) In connection with the execution of this Agreement, the Board of Directors shall grant to Employee an option (the "Initial Option") to purchase 120,000 shares of the Company's Common Stock (the "Shares"). The Initial Option shall, to the extent permissible under the Internal Revenue Code of 1986, as amended (the "Code"), be intended to qualify as an incentive stock option under Section 422 of the Code, and shall be granted with an exercise price equal to the fair market value on the date of the grant. The Initial Option will vest and become exercisable (cumulatively) with respect to one-sixteenth of the shares subject to the Initial Option on the three month anniversary of the date of grant and every three months thereafter, so that the option will become vested and exercisable with respect to one hundred percent (100%) of the shares on the fourth anniversary of the date of grant. In connection with the execution of this Agreement, the Board of Directors shall grant to Employee an additional option to purchase 60,000 Shares (the "Performance Option"). The Performance Option shall, to the extent permissible under the Code, be intended to qualify as an incentive stock option under Section 422 of the Code, and shall be granted with an exercise price equal to the fair market value on the date of grant. The vesting of Performance Option shall be subject to the achievement of corporate performance goals established by the Compensation Committee of the Board of Directors, which goals shall be consistent with the goals established for similar purposes for other senior officers. Both the Initial

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               Option and the Performance Option will be subject to the terms of the Company's 1995 Stock Option Plan and the Stock Option Agreement between Employee and the Company. Subject to the discretion of the Company's Board of Directors, Employee shall be eligible to receive additional grants of stock options from time to time in the future, on such terms and subject to such conditions as the Board of Directors shall determine as of the date of any such grant.

          (ii) In connection with the execution of this Agreement, the Board of Directors shall grant to Employee 22,068 restricted Shares, subject to the next sentence. Such Shares shall vest at the rate of 5,517 Shares on each of the first two anniversaries of the date of grant. The vesting with respect to the other 11,034 shares shall be subject to the achievement of corporate performance goals as described above. Vesting will depend on Employee's continued employment with the Company. At all times (unless Employee forfeits any such Shares as a result of termination of employment with the Company), Employee shall be a shareholder of the Company with respect to such Shares, shall be entitled to vote such Shares and shall be entitled to any distributions with respect to such Shares.

     (c) Bonuses. Employee shall be eligible to receive an annual cash bonus of up to forty percent (40%) of the Base Salary. Such bonus shall be based on achievement of approved corporate and individual performance objectives established by Employee and agreed to by the Board or its Compensation Committee. Employee shall be eligible for such additional incentive compensation or bonus as shall be determined by the Board of Directors or its Compensation Committee. Notwithstanding the foregoing, (i) for 1999, Employee shall receive a minimum guaranteed bonus of $18,333; and (ii) as of the date Employee's employment hereunder commences, the Company shall pay Employee $44,000, which shall be an advance on such guaranteed bonus and the first $25,667 of any additional bonuses earned by Employee.

     (d) Additional Benefits. Employee shall be eligible to participate in the Company's employee benefit plans of general application, including, without limitation, those plans covering medical, disability and life insurance in accordance with the rules established for individual participation in such plan and under applicable law. Employee shall be eligible for vacation and sick leave in accordance with the policies in effect during the term of this Agreement and will receive such other benefits as the Company generally provides to its other employees of comparable position and experience. In addition, the Company shall provide the following benefits to Employee at the Company's expense, a business-related perquisites allowance of $5,000 per year which is intended to cover expenses such as financial consultation and advice, and income tax preparation; and

     (e) Reimbursement of Expenses. Employee shall be authorized to incur on behalf and for the benefit of, and shall be reimbursed by, the Company for reasonable expenses, provided that such expenses are substantiated in accordance with Company policies.

     (f) Relocation. The Company shall pay Employee's real estate brokerage fees, legal costs and other related costs in connection with the sale of Employee's residence in

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Brussels, Belgium. The Company shall also pay for the costs of moving Employee's household goods and other possessions (not including any costs related to the move of livestock, boats, automobiles or other extraordinary items) from Brussels, Belgium to his new residence in California. In connection with Employee's relocation to the San Francisco area, the Company shall also pay (i) mortgage origination fees (points) incurred by Employee in connection with the purchase of such residence and any legal costs related to such purchase; (ii) two, one-way business class tickets from Brussels, Belgium to San Francisco;
(iii) up to four weeks' living expenses in a suite hotel acceptable to Employee and the Company; and (iv) either (A) a housing allowance of $4,000 per month, which housing allowance shall commence on the date on which Employee ceases to incur living expenses pursuant to clause (iii) hereof and which shall end on the nine-month anniversary of such date or (B) subject to the following sentence, a loan of $100,000 from the Company, which loan shall bear the minimum applicable rate of interest necessary to avoid the imputation of interest income, shall be immediately due and payable upon Employee's termination of employment for any reason, and shall be forgiven with respect to $9,000 of outstanding interest and principal per year on each of the first four anniversaries of the date of such loan. Notwithstanding the preceding sentence, Employee shall only be entitled to the loan described in clause (iv) hereof upon providing written notice to the Company of his desire to receive such loan in lieu of the housing allowance described in clause (iv) hereof, which written notice shall be provided to the Company no later than three months after the commencement of Employee's receipt of such housing allowance.

     5.   Termination of Employment and Severance Benefits.

          (a) Termination of Employment. This Agreement may be terminated during its Original Term (or any extension thereof) upon the occurrence of any of the following events:

               (i) The Company's determination in good faith that it is terminating Employee for Cause (as defined in Section 7 below) ("Termination for Cause");

               (ii) The Company's determination that it is terminating Employee without Cause, which determination may be made by the Company at any time at the Company's sole discretion, for any or no reason ("Termination Without Cause"); or

               (iii) The effective date of a written notice sent to the Company from Employee stating that Employee is electing to terminate his employment with the Company ("Voluntary Termination").

          (b) Severance Benefits. Employee shall be entitled to receive severance benefits upon termination of employment only as set forth in this
Section 5(b):

               (i) Voluntary Termination. If Employee's employment terminates by Voluntary Termination, then Employee shall not be entitled to receive payment of any severance benefits. Employee will receive payment(s) for all salary and unpaid vacation accrued as of the date of Employee's termination of employment and Employee's benefits will be continued under the Company's then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination and in accordance with applicable law.

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               (ii)  Involuntary Termination.  If Employee's employment is terminated as a result of an Involuntary Termination other than for Cause (as defined below) and other than by reason of Employee's Voluntary Termination, Employee will receive payment(s) for all salary and unpaid vacation accrued as of the date of Employee's termination of employment, and Employee will be entitled to receive payment of severance benefits equal to Employee's regular monthly salary for the lesser of (i) eighteen (18) months or (ii) until Employee commences employment with another Company at a comparable base salary, (the "Severance Period"). Such payments shall be made ratably over the Severance Period according to the Company's standard payroll schedule. Employee will also be entitled to receive payment on the date of termination of any bonus that has accrued as of such date of the year of termination. Health insurance benefits with the same coverage provided to Employee prior to the termination (e.g., medical, dental, optical, mental health) and in all other respects significantly comparable to those in place immediately prior to the termination will be provided at the Company's cost over the Severance Period pursuant to the coverage continuation provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"). Employee shall be responsible for the timely and effect election of his COBRA continuation benefits. In addition, Employee will be entitled to receive at the Company's expense, out-placement services with a total value not to exceed $20,000.

               (iii) Termination for Cause. If Employee's employment is terminated for Cause, then Employee shall not be entitled to receive payment of any severance benefits. Employee will receive payment(s) for all salary and unpaid vacation accrued as of the date of Employee's termination of employment and Employee's benefits will be continued under the Company's then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination and in accordance with applicable law.

     6. Definition of Involuntary Termination. For purposes of this Agreement, "Involuntary Termination" shall include any termination by the Company other than for Cause and Employee's voluntary termination, upon thirty
(30) days prior written notice to the Company, following: (i) the assignment of any duties, or the removal from on reduction or limitation of duties or responsibilities which in any case is a significant change in position, title, organization level, duties, responsibilities, compensation and status with the Company; (ii) a substantial reduction of the facilities and perquisites provided to Employee (including office space and location); (iii) a reduction in Employee's Base Salary (other than in connection with a general decrease in base salaries for officers of the Company); (iv) a material reduction in the kind or level of employee benefits with the result that the overall benefits package is significantly reduced; or (v) the failure of the Company to obtain the assumption of this Agreement by any successors.

     7. Definition of Cause. For purposes of this Agreement, "Cause" for Employee's termination will exist at any time after the happening of one or more of the following events, in each case as determined in good faith by the Company's Board of Directors:

          (a) Employee's gross negligence or willful misconduct in performance of his duties hereunder where such gross negligence or unique misconduct has resulted or is likely to result in substantial and material damage to the Company or any of its subsidiaries;

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          (b)  Employee's repeated or unjustified absence from the Company;
provided that such absence is without the Company's permission or is not in accordance with the Company's leave of absence policies;

          (c) Employee's material and willful violation of any federal or state law;

          (d) The commission of any act of fraud by Employee with respect to the Company;

          (e) Employee's conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company; or

          (f) Employee's incurable material breach of any element of the Company's Confidential Information and Invention Assignment Agreement, including without limitation, Employee's theft or other misappropriation of the Company's proprietary information.

     8. Confidentiality Agreement. Employee has signed a Confidential Information and Invention Assignment Agreement (the "Confidentiality Agreement") in the form attached hereto as Exhibit A. Employee agrees to abide by the terms of the Confidentiality Agreement and further agrees that the provisions of the Confidentiality Agreement shall survive any termination of this Agreement or of Employee's employment relationship with the Company.

     9. Noncompetition Covenant. Employee hereby agrees that he shall not, during the term of his employment pursuant to this Agreement and the Severance Period, if applicable, without the prior written consent of the Company's Board of Directors, carry on any business or activity (whether directly or indirectly, as a partner, shareholder, principal, agent, director, affiliate, employee or consultant) which is competitive with the business conducted by the Company (as conducted now or during the term of Employee's employment), nor engage in any other activities that conflict with Employee's obligations to the Company. This
Section 9 shall survive the termination of this Agreement.

     10. Nonsolicitation Covenant. Employee hereby agrees that he shall not, during the term of his employment pursuant to this Agreement and for twelve (12) months after the end of the Severance Period, do any of the following without the prior written consent of the Company's Board of Directors:

     (a) Solicit Business. Solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct his or its purchase of the Company's products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company; and

     (b) Solicit Personnel. Solicit or influence or attempt to influence any person employed by the Company to terminate or otherwise cease his employment with the Company or become an employee of any competitor of the Company.

          This Section 10 shall survive the termination of this Agreement.

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     11.  Conflicts.  Employee represents that his performance of all the terms of this Agreement will not breach any other agreement to which Employee is a party. Employee has not, and will not during the term of this Agreement, enter into any oral or written agreement in conflict with any of the provisions of this Agreement. Employee further represents that he is entering into or has entered into an employment relationship with the Company of his own free will.

     12. Successors. The Company shall require any successor to the Company (whether direct or indirect or whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets to assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. The terms of this Agreement and all of Employee's rights hereunder shall inure to the benefit of, and be enforceable by, Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

     13.  Miscellaneous Provisions.

     (a) No Duty to Mitigate. Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor shall any such payment be reduced by any earnings that Employee may receive from any other source.

     (b) Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the parties.

     (c) Sole Agreement. This Agreement, including any Exhibit hereto, constitutes the sole agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof.

     (d) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by a nationally-recognized delivery service (such as Federal Express or UPS), or forty-eight (48) hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at (i) for the Company, its principal business office, attn: Secretary; or (ii) for Employee, his address on file with the Company.

     (e) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without giving effect to the principles of conflict of laws.

     (f) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

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     (g)  Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

     (h) Arbitration. Any dispute or claim arising out of or in connection with this Agreement shall be finally settled by binding arbitration in San Jose, California in accordance with the rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules. The arbitrator shall apply California law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision. This Section 13(h) shall not apply to the Confidentiality Agreement.

     (i) ADVICE OF COUNSEL. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

     (j) Attorneys Fees. The Company shall bear the cost of reasonable attorneys' fees incurred by Employee in connection with the preparation and negotiation of this Agreement, in an amount not to exceed $4,500.

                            [Signature Page Follows]

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     The parties have executed this Agreement the date first written above.

                              KERAVISION, INC.


                              By: Thomas M. Loarie
                                 -----------------------------------------------


                              Title: Chairman & CEO
                                    --------------------------------------------

                              Address:  48630 Milmont Drive
                                        Fremont, CA  94538



                              JOHN S. GALANTIC


                              Signature: /s/ John S. Galantic
                                        ----------------------------------------

                              Address:  233 Chestnut Street
                                        Apt. #2
                                        San Francisco, CA 94133


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                                   EXHIBIT A

                          (Confidentiality Agreement)


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